Exhibit 99.1

January 20, 2005

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $285.0 million ($14.25 basic earnings per share) for 2004, an increase of $72.8 million (34%), compared to net income of $212.2 million ($10.61 basic earnings per share) for 2003. The year over year increase was primarily attributable to portfolio growth of 10% and improved net interest margins. Gains on loans sold of $6.3 million (after tax), securitization gains of $8.0 million (after tax), and lower deferred fee amortization also contributed to the year over year increase.

Fourth quarter 2004 net income of $72.7 million was $19.7 million (37%) higher than that of the fourth quarter of 2003, primarily due to portfolio growth, improved net interest margins, and the $8.0 million (after tax) gain from securitizing approximately $1.5 billion of Federal Consolidation Loans in November 2004. As a result of the securitization, the Company recorded a servicing asset and a retained interest investment, which had balances of $28.2 million and $46.4 million, respectively, at December 31, 2004.

The Company's student loan assets totaled $24.9 billion on December 31, 2004 growing $1.7 billion (7%) from the 2003 year-end balance. Asset growth would have been $3.2 billion (14%) excluding the impact of the securitization. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaled $4.5 billion for 2004, up $628 million (16%) from 2003. These 2004 disbursements were composed of FFELP Stafford and PLUS disbursements of $3.1 billion, up $340 million (12%), and new CitiAssist Loan commitments of $1.4 billion, up $288 million (26%), compared to 2003. Secondary market and other loan procurement activities also added approximately $3.4 billion of FFELP loans to the Company's student loan portfolio during 2004. Approximately 92% of this secondary market and other loan procurement volume is composed of FFELP Consolidation Loans. For the fourth quarter of 2004, the Company's FFELP loan disbursements and CitiAssist Loan commitments totaled $859 million, $100 million (13%) higher than that of the same period of 2003.

Net interest income of $561 million for 2004 was $106 million (23%) higher than net interest income of $455 million for 2003. The net interest margin for 2004 was 2.28%, an increase of 24 basis points from 2.04% in 2003. The net interest margin for the fourth quarter of 2004 was 2.25%, 33 basis points higher than the margin for the fourth quarter of 2003. The full year margin improvement was due to the Company's ability to take advantage of favorable funding opportunities as well as the effect of reduced deferred fee amortization primarily due to lower loan asset prepayments in 2004. Floor income continued to be a material component of revenue; however, it may decline in future quarters should short-term interest rates rise. Floor income is a non-GAAP financial measure that is also described in more detail in the Company's 2003 Form 10-K.

The Company's total operating expense ratio (total operating expenses as a percentage of average student loans) for 2004 was 0.54%, three basis points higher than that of 2003. Total operating expenses for 2004 increased $18.3 million (16%) from 2003. Total operating expenses for the fourth quarter of 2004 increased by $10.2 million (35%) from that reported for the same quarter of 2003. This contributed to a 12 basis point increase in the Company's fourth quarter 2004 expense ratio to 0.62%, compared to the same period of 2003. The increase reflects the incremental costs required to administer the larger loan portfolio, costs associated with Sarbanes-Oxley 404 readiness, and other ongoing infrastructure investments. Infrastructure investment included the formation of the Educational Loan Center (ELC). Recently launched by the Company, ELC will offer state-of-the-art government and private loan origination and servicing capabilities as well as secondary market expertise and support resources to student loan providers, including academic and financial institutions.

The Company's provision for loan losses for 2004 was $8.0 million, $2.4 million less than the provision for 2003. The decrease was primarily attributable to lower credit losses as a result of the Company being designated an Exceptional Performer, effective January 1, 2004, and also resulted from a number of its loan servicing vendors receiving the Exceptional Performer designation in 2004. A $4.5 million (pretax) release of loan loss reserves was made in December 2003 upon notification of the designation. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. A recipient of this designation receives 100% reimbursement on all eligible FFELP claims as long as the recipient continues to meet eligibility standards. See the Company's 2003 Annual Report and Form 10-K for further details.

The Company's full year return on equity for 2004 improved to 27.3%, up 2.4% from 24.9% in 2003. The fourth quarter return on equity was 25.8% for 2004, compared to 23.1% for 2003.

The Company announced that its Annual Meeting of Shareholders will be held on May 19, 2005 in New York City. A record date of March 31, 2005 has been established to determine shareholders entitled to vote at the meeting.

The Student Loan Corporation is one of the nation's leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases "believe", "expect", "anticipate", "intend", "estimate", "target", "may increase", "may fluctuate", "may result in", "are projected", "will", "should", "would", "could" and similar expressions. These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Liz Fogarty	212-559-0486
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Student loans	$ 22,958,295	$ 20,284,431
Less: allowance for loan losses	(5,046)	(3,670)
Student loans, net	22,953,249	20,280,761
Loans held for sale	1,930,300	2,939,756
Cash	628	476
Other assets	568,664	482,913

Total Assets	$ 25,452,841	$ 23,703,906

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 20,986,000	$ 9,973,100
Long-term borrowings	2,800,000	12,350,000
Payable to principal stockholder	3,647	4,897
Deferred income taxes	186,082	129,376
Other liabilities	330,205	315,209

Total Liabilities	24,305,934	22,772,582

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	139,176	135,934
Retained earnings	999,702	786,746
Accumulated other changes in equity from nonowner sources	7,829	8,444

Total Stockholders' Equity	1,146,907	931,324

Total Liabilities and Stockholders' Equity	$ 25,452,841	$ 23,703,906

AVERAGE STUDENT LOANS	$ 24,558,094	$ 22,274,671
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Twelve months ended
	December 31,	December 31,
	2004 2003	2004 2003
REVENUE
Interest income	$265,929 $203,279	$939,187 $833,593
Interest expense	122,887 91,503	378,191 379,078
Net interest income	143,042 111,776	560,996 454,515
Less: provision for loan losses	(1,499) 974	(7,989) (10,358)
Net interest income after provision for loan losses	141,543 112,750	553,007 444,157
Fee and other income	17,301 4,816	41,478 19,237
Total revenue, net	158,844 117,566	594,485 463,394

OPERATING EXPENSES
Salaries and employee benefits	11,430 6,964	37,232 28,282
Other expenses	28,023 22,249	95,030 85,688
Total operating expenses	39,453 29,213	132,262 113,970
Income before income taxes	119,391 88,353	462,223 349,424
Income taxes	46,650 35,302	177,267 137,220
NET INCOME	$72,741 $53,051	$284,956 $212,204

DIVIDENDS DECLARED	$18,000 $15,400	$ 72,000 $ 61,600

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 3.64 $ 2.65	$ 14.25 $ 10.61

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.90 $ 0.77	$ 3.60 $ 3.08

OPERATING RATIOS
Net interest margin	2.25% 1.92%	2.28% 2.04%
Operating expense as a percentage of average student
loans	0.62% 0.50%	0.54% 0.51%
Return on Equity	25.8% 23.1%	27.3% 24.9%

Certain prior period balances have been reclassified to conform to the current period's presentation.